                            SCHEDULE 14A INFORMATION

                PROXY STATEMENT PURSUANT TO SECTION 14(a)
           OF THE SECURITIES EXCHANGE ACT OF 1934 (AMENDMENT NO.   )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement
[ ] Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to 240.14a-11(c) or 240.14a-12

                            Chad Therapeutics, Inc.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     (1)  Title of each class of securities to which transaction applies:

          ---------------------------------------------------------------------

     (2)  Aggregate number of securities to which transaction applies:

          ---------------------------------------------------------------------

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

          ---------------------------------------------------------------------

     (4)  Proposed maximum aggregate value of transaction:

          ---------------------------------------------------------------------
     (5)  Total fee paid:

          ---------------------------------------------------------------------

[ ]  Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:

          ---------------------------------------------------------------------
     (2)  Form, Schedule or Registration Statement No.:

          ---------------------------------------------------------------------
     (3)  Filing Party:

          ---------------------------------------------------------------------
     (4)  Date Filed:

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

                            CHAD THERAPEUTICS, INC.

                             ---------------------


                     NOTICE OF ANNUAL SHAREHOLDERS MEETING

                         TO BE HELD SEPTEMBER 12, 2001

                                ---------------


The Annual Meeting of Shareholders of CHAD Therapeutics, Inc. (the "Company") will be held at the Warner Center Marriott Hotel, 21850 Oxnard Street, Woodland Hills, CA 91367 on September 12, 2001, at 10:00 a.m., Los Angeles time (the "Meeting"), for the following purposes:

1. To elect three (3) directors of the Company to the 2003 Class to serve during the ensuing two years or until their successors have been duly elected and qualified. The Board of Directors' nominees for election are David L. Cutter, Philip Wolfstein, and James M. Brophy.

2. To ratify the appointment of KPMG LLP, certified public accountants, as independent auditors; and

3. To transact such other business as may properly come before the Meeting and any adjournments thereof.

Pursuant to the Bylaws of the Company, the Board of Directors has fixed July 16, 2001, as the record date for the determination of such shareholders entitled to notice of and to vote at the Meeting, and all adjournments thereof, and only shareholders of record at the close of business on that date are entitled to such notice and to vote at the Meeting.

We hope that you will use this opportunity to take an active part in the affairs of the Company by voting on the business to come before the Meeting by executing and returning the enclosed proxy. Whether or not you expect to attend the Meeting in person, please date and sign the accompanying proxy and return it promptly in the envelope enclosed for that purpose. If a shareholder receives more than one proxy because he owns shares registered in different names or addresses, each proxy should be completed and returned.

                                  By Order of the Board of Directors


                                             EARL L. YAGER
                                               Secretary


Chatsworth, California
July 20, 2001

                            CHAD THERAPEUTICS, INC.

                              21622 Plummer Street
                          Chatsworth, California 91311
                                 (818) 882-0883
                        -------------------------------


                         ANNUAL MEETING OF SHAREHOLDERS

                        -------------------------------


                               September 12, 2001

                        -------------------------------

                                PROXY STATEMENT
                                ----------------


                              GENERAL INFORMATION

This Proxy Statement is furnished in connection with the solicitation of Proxies by the Board of Directors of CHAD Therapeutics, Inc. (the "Company") for use at the Annual Meeting of Shareholders to be held at the Warner Center Marriott Hotel, 21850 Oxnard Street, Woodland Hills, CA 91367, at 10:00 a.m., Los Angeles time, on September 12, 2001, and any adjournments thereof (the "Meeting").

                        VOTING AND REVOCABILITY OF PROXY

July 16, 2001, has been fixed as the record date or the determination of shareholders entitled to notice of and to vote at the Meeting and all adjournments thereof. As of July 16, 2001, there were 10,052,436 of the Company's Common Shares entitled to a vote at the Meeting. This Proxy Statement and the accompanying proxy will first be mailed to shareholders on or about July 23, 2001. The Company's 2001 Annual Report to Shareholders, including financial statements for the fiscal year ended March 31, 2001, has been enclosed for the benefit of shareholders entitled to vote at the Meeting.

Proxies may be revoked at any time before they are voted by filing with the Secretary of the Company a written notice of revocation, or by executing a proxy bearing a later date. Proxies may also be revoked by any shareholder present at the Meeting who expresses a desire to vote his shares in person. Subject to any such revocation, all shares represented by properly executed Proxies will be voted in accordance with the specifications on the enclosed proxy. If no such specification is made, the shares will be voted as follows: (1) for the election of each of the nominees named herein as directors and (2) to ratify the appointment of KPMG LLP, certified public accountants, as the Company's independent auditors for its fiscal year commencing April 2, 2001. In the event that any nominee becomes unavailable to serve, the proxyholders presently intend to vote for the election of the remaining nominees named herein and permit the new Board of Directors to fill any vacancy that may exist on the Board. However, the proxyholders reserve the right to vote for other persons if any nominee named herein becomes unavailable to serve and the proxyholders deem it to be in the best interests of the Company to vote for such other persons.

VOTE REQUIRED FOR APPROVAL

        1. Election of Directors

        Section 708 of the California Corporations Code provides that a shareholder may vote for one or more directors by cumulative voting provided that the name of the candidates for whom the cumulative votes would be cast have been placed in nomination prior to the voting and that the shareholder has been given notice at the Meeting prior to the voting of the shareholder's intention to cumulate his votes. If any one shareholder has given such notice, all shareholders may cumulate their votes for the election of directors. Cumulative voting means that each shareholder is entitled to as many votes as equal the number of shares that he owns multiplied by the number of directors to be elected. He may cast all of such votes for a single nominee or he may distribute them among any two or more nominees, as he sees fit. If cumulative voting is not requested, each shareholder will be entitled to one vote per share for each director to be elected.

        The enclosed proxy vests in the proxyholders' cumulative voting rights. The persons authorized to vote shares represented by executed Proxies in the enclosed form (if authority to vote for the election of directors is not withheld) will have full discretion and authority to vote cumulatively and to allocate votes among any or all of the Board of Directors' nominees as they may determine or, if authority to vote for a specified candidate or candidates has been withheld, among those candidates for whom authority to vote has not been withheld. In any case, the Proxies may be voted for less than the entire number of nominees if any situation arises which, in the opinion of the proxyholders, makes such action necessary or desirable. The three (3) nominees who receive the largest number of votes shall be elected, provided that each of them receives at least a majority of the quorum.

        2. Other Matters

        On any matters which may come before the Meeting, shareholders will be entitled to one vote for each share held of record. Approval of the proposal to ratify the appointment of KPMG, requires the affirmative vote of a majority of the Common Shares represented and voting at the Meeting.

        The presence in person or proxy of the persons entitled to vote a majority of the issued and outstanding Common Shares constitutes a quorum for the transaction of business at the Meeting.

                VOTING SECURITIES AND PRINCIPAL HOLDERS THEREOF

        The following table sets forth as of June 12, 2001, the ownership of the Common Shares by those persons known by the Company to own beneficially 5% or more of such shares, by each director who owns any such shares and by all officers and directors of the Company as a group:

NAME AND ADDRESS                                                  AMOUNT          PERCENT OWNED
----------------                                                ---------         -------------
Thomas E. Jones (1)(2)                                            182,783             1.8%
David L. Cutter (1)(2)                                             96,463             1.0%
Norman Cooper (1)(2)                                              102,053             1.0%
John C. Boyd (1)(2)                                               158,069             1.6%
Philip Wolfstein (1)(2)                                           185,088             1.8%
Earl L. Yager (1)(2)                                              237,063             2.4%
All Officers and Directors as a group (10 people)(2)            1,139,753            11.3%
Charles R. Adams (1)                                              543,741             5.4%
Kevin Kimberlin (3)                                               836,560             8.3%

(1) The address of each director and Mr. Adams is 21622 Plummer Street, Chatsworth, CA 91311.

(2) Includes shares subject to options which are currently exercisable or which become exercisable within sixty (60) days: Thomas E. Jones - 92,779 shares, David L. Cutter - 32,830 shares, Norman Cooper - 32,830 shares, John C. Boyd - 32,830 shares, Philip Wolfstein - 39,010 shares, Earl L. Yager - 87,907 shares, all Officers and Directors as a group - 371,104 shares.

(3) Mr. Kimberlin's address is c/o Spencer Trask, 535 Madison Avenue, New York, NY 10022.

SECTION 16 REPORTS

        Under the Federal securities laws, the Company's directors, its executive officers and any persons holding more than ten percent of the Company's common stock are required to report their ownership of the Company's common stock and any changes in that ownership to the Securities and Exchange Commission. Specific due dates for these reports have been established and the Company is required to report in this Proxy Statement any failure to file by these dates during the most recent fiscal years or prior fiscal years. In making these statements, the Company has relied on the written representations of its directors and executive officers and its ten-percent shareholders and copies of the reports that they have filed with the Securities and Exchange Commission. To the best of the Company's knowledge, all of the filing requirements were satisfied by the Company's directors and executive officers and ten-percent shareholders in fiscal 2001.

                             ELECTION OF DIRECTORS

NOMINEES

        The Bylaws of the Company, as amended, provide that the Board of Directors shall not be less than five and not more than 13 and shall be fixed from time to time by resolution of the Board of Directors. At its meeting in June 1999, the Board of Directors fixed the number of directors constituting the entire Board as seven.

        The Bylaws divide the Board into two classes, Class I and Class II. Three directors have terms of office that expire at the 2001 Annual Meeting, and these three directors are standing for reelection for a two-year term as Class I members. These directors are Messrs. Cutter, Wolfstein, and Brophy. The remaining Class II members will continue to serve until 2002 Annual Meeting.

        It is the intention of the persons named in the proxy to vote such proxies for the election of the three listed nominees, each of whom has consented to be a nominee and serve as a director if elected. In the event that any nominee becomes unavailable to serve, the proxyholders presently intend to vote for the election of the remaining nominees named herein and permit the new Board of Directors to fill any vacancy that may exist on the Board. However, the proxyholders reserve the right to vote for other persons if any nominee named herein becomes unavailable to serve and the proxyholders deem it to be in the best interests of the Company to vote for such other persons.

        The nominees for election to Class I and the incumbents in Class II have supplied the following information pertaining to their age and principal occupation or employment during the past five (5) years:

NAME                       AGE     POSITION                                DIRECTOR SINCE
----                       ---     --------                                --------------
NOMINEES IN CLASS I
David L. Cutter            72      Director                                1983
Philip Wolfstein           50      Director                                1994
James M. Brophy            51      Director                                2000

INCUMBENTS TO CLASS II
Thomas E. Jones            57      Chief Executive Officer and Director    1997
Norman Cooper              70      Director                                1986
John C. Boyd               68      Director                                1986
Earl L. Yager              55      Executive Vice President,               1988
                                   Chief Financial Officer and Director

        David L. Cutter has been a director of the Company since May 1983. He is the retired Chairman of the Board of Trustees of Alta Bates Medical Center and a director of Civic Bancorp. He was the President of Herrick Hospital and Health Center from 1978 to 1984. He is the retired Chairman of the Board of Cutter Laboratories, Inc., a wholly owned subsidiary of Bayer A.G. Leverkusen, Germany. He was a director of the Pharmaceutical Manufacturers Association from 1972 to 1978 (past chairman of the Medical Devices and Diagnostic Products Section), and a director of the Medical Surgical Manufacturers Association from 1971 to 1973.

        Philip Wolfstein has been a director of the Company since October 1994. He has been President and a director of Wolfstein International, Inc., an international trading company, since 1976. Mr. Wolfstein was elected Vice Chairman of the U.S. Meat Export Federation effective November 2000, and has been a director and member of the Federation's Executive Committee since November 1997.

        James M. Brophy has been a director of the Company since September 2000. He is currently the President of Missouri Baptist Medical Center. From 2000 to 2001 he was the Deputy Executive Director of Truman Health System and from 1992 to 1999 he was President of Saint Luke's Northland and St. Luke's Hospitals. He has worked in the health care field as a senior executive and administrator since 1973. He is currently a Fellow of the American College of Healthcare Executives and is a past member of the board of directors of HealthNet, Premier Alliance Insurance Company and the Illinois Hospital Association.

        Thomas E. Jones was elected Chief Executive Officer of the Company effective April 1, 1998, and has been Vice Chairman and a director since October 1997. From 1996 to 1997 he was an independent consultant to numerous companies in the health care field, including the Company from March 1997. From 1973 to 1996, he was employed by Nellcor Puritan Bennett Corporation and its predecessor, Puritan Bennett, Inc., a major manufacturer of respiratory products where Mr. Jones served in a number of positions leading up to Senior Vice President and General Manager of home care business from 1989 to 1996. Mr. Jones was a director of the Compressed Gas Association for 16 years, including a one-year term as Chairman, and was a director of the International Oxygen Manufacturers Association for eight years. He is currently a member of the Engineering Advisory Board at the University of Kansas.

        Norman Cooper has been a director of the Company since May 1986. Mr. Cooper is the retired Chief Executive Officer and Chairman of the Board of Kallir, Philips, Ross, Inc., a major advertising agency specializing in the health care field. He had been with Kallir, Philips, Ross, Inc. since 1965 and was named Executive Vice President in 1972, Chief Operating Officer in 1981, President in 1985 and Chief Executive Officer in 1990. Mr. Cooper is currently a member of the Advisory Board for Duke Children's Hospital in Durham, North Carolina.

        John C. Boyd has been a director of the Company since May 1986. Mr. Boyd was General Manager of Dunaway Equipment Co., Inc. from 1991 to 1994, a company specializing in the sale and service of equipment in the logging industry. He was President of Beaty Leasing & Rental, an automobile leasing and rental firm which he founded, from 1982 to 1991. From 1969 to 1982, Mr. Boyd served as Personnel Director and Manager of Marketing Administration for Riker Laboratories, Inc.

        Earl L. Yager has been Chief Operating Officer of the Company since September 2000, Executive Vice President since April 1999, Senior Vice President since April 1995, Chief Financial Officer since May 1983, and Secretary and a director since July 1988. Mr. Yager has been a certified public accountant since 1970 and is a member of the American Institute of Certified Public Accountants. He is currently a member of the Board of Directors of Athanor Group, Inc.

INFORMATION CONCERNING BOARD OF DIRECTORS AND CERTAIN COMMITTEES

        The Board of Directors holds regular meetings and held a total of four
(4) meetings during the fiscal year ended March 31, 2001. Each director attended every meeting of the Board and of each committee of which he was a member with the exception of Mr. Cutter, who was unable to attend one meeting of the Organization Committee. In addition, the Board considered and adopted resolutions by unanimous written consent during the fiscal year ended March 31, 2001.

        Four (4) committees have been created by the Board of Directors, which functioned during the past year - an Audit Committee, a Compensation Committee, an Organization Committee and a Stock Option Committee. The members of the Audit Committee are Messrs. Cutter, Cooper and Wolfstein. Mr. Cutter is the Chairman of the Audit Committee. The Audit Committee met four times during the fiscal year ended March 31, 2001. The members of the Compensation Committee are Messrs. Boyd, Brophy and Wolfstein. Mr. Boyd is the Chairman of the Compensation Committee. The Compensation Committee met twice during the fiscal year ended March 31, 2001. The members of the Organization Committee are Messrs. Boyd, Brophy, Cooper, Cutter, Wolfstein, and Jones. Mr. Cooper is the Chairman of the Organization Committee. The Organization Committee met twice and held a number of informal discussions during the fiscal year ended March 31, 2001. The Stock Option Committee administered the Company's Stock Option Plan and was comprised of Messrs. Boyd, Cutter and Wolfstein. Mr. Wolfstein was Chairman of the Stock Option Committee, which met one (1) time during the past fiscal year. In September 2000, the Stock Option Committee was dissolved and its responsibilities were transferred to the Compensation Committee.

        The functions of the Audit Committee include, among other things, reviewing and making recommendations to the Board of Directors with respect to
(1) the engagement or reengagement of an independent accounting firm to audit the Company's financial statements, (2) the policies and procedures of the Company and management with respect to maintaining the Company's books and records and furnishing necessary information to the independent auditors, and
(3) the adequacy of the Company's internal accounting controls. The Company has adopted a charter governing the functions of the Audit Committee in accordance with SEC guidelines.

        The functions of the Compensation Committee include making recommendations to the Board of Directors regarding compensation for the principal officers and other key employees of the Company, incentive compensation to employees and other employee compensation and benefits.

        The functions of the Organization Committee include reviewing and making recommendations for Board committee assignments, screening and making recommendations regarding candidates for Board of Directors vacancies, and studying and making recommendations regarding succession and replacement of key executives.

        Each non-employee director is entitled to receive his expenses and a fee of $1,000 for each Board meeting attended and $100 for each committee meeting attended unless the committee meeting occurs on the same day as the Board meeting, in which event, each non-employee director receives only the fee for attending a Board meeting. In addition, each non-employee director receives a quarterly retainer in the amount of $2,500. Directors who are also employees do not receive separate compensation for services as directors.

        The Company has adopted a plan pursuant to which outside directors may elect to receive all or a portion of their fees for the year in shares of the Company's common stock. Any such election must be made no later than March 1 for the fiscal year commencing on the following April 1. All such elections are irrevocable for the duration of the fiscal year. The number of shares issuable to a director who elects to participate in this plan is determined based upon the closing price of the Company's shares on the last trading day preceding a Payment Date (as defined in the plan). The Company has agreed to register for resale any shares issued to directors pursuant to this plan. For the fiscal year commencing April 1, 2001, no directors have elected to receive any of their director's fees in the form of Company shares.

                               EXECUTIVE OFFICERS

The executive officers of the Company are:

NAME                    AGE     POSITION
----                    ---     --------
Thomas E. Jones         57      Chief Executive Officer and President
Earl L. Yager           55      Chief Operating Officer, Executive Vice President,
                                Chief Financial Officer and Secretary
Oscar J. Sanchez        58      Vice President, Business Development
Alfonso Del Toro        43      Vice President, Manufacturing
Kevin McCulloh          40      Vice President, Engineering

        Oscar J. Sanchez was appointed Vice President of Business Development of the Company in March 2000, Vice President of Engineering and Development from September 1996 to February 2000, Vice President of Manufacturing from April 1993 to August 1996, and Manufacturing Manager from April 1983 to April 1993. Prior to these assignments with the Company, Mr. Sanchez occupied various positions of responsibility in Engineering and Management both inside and outside the U.S., the most recent as Director of Manufacturing for Riker Laboratories in Mexico City. He has been an active member of the Society of Manufacturing Engineers for 20 years where he served two terms as elected Chairman of the Los Angeles Chapter.

        Alfonso Del Toro was appointed Vice President, Manufacturing of the Company in January 1998, and was Manufacturing Manager from January 1997 to December 1997. From 1993 to 1996, he was Manufacturing Manager for VIA Medical Corp. From 1986 to 1993, he was employed by Nellcor, Inc., a major manufacturer of respiratory products where Mr. Del Toro served in several positions leading up to Senior Principal Manufacturing Engineer.

        Kevin McCulloh was appointed Vice President of Engineering of the Company in March 2000. He was Engineering Manager from March 1999 to February 2000, and was Manufacturing Engineer from July 1998 when he joined the Company to March 1999. From 1982 to 1998, Mr. McCulloh was employed by Litton Life Support where he had broad based experience in product design and development leading up to the position of Senior Design Engineer.

        For the biographies of Messrs. Jones and Yager, see "Election of Directors - Nominees."

                           SUMMARY COMPENSATION TABLE

                                                            ANNUAL COMPENSATION          LONG-TERM COMPENSATION AWARDS
                                                         -------------------------    ------------------------------------
                                                                                          SECURITIES         ALL OTHER
NAME AND                                                 SALARY          BONUS (1)    UNDERLYING OPTIONS  COMPENSATION (2)
PRINCIPAL POSITION                       YEAR              ($)              ($)              (#)               ($)
------------------                       ----            -------         ---------    ------------------  ----------------
Thomas E. Jones (3)                      2001            204,000              --            50,000            5,250
    Chief Executive Officer              2000            200,000              --            50,000            5,000
    and President                        1999            233,000              --            27,779               --

Earl L. Yager (4)
    Chief Operating Officer,             2001            168,000              --            50,000            5,250
    Executive Vice President,            2000            145,920              --            30,000               --
    Chief Financial Officer              1999            170,240              --             8,107               --
    and Secretary

Oscar J. Sanchez                         2001            132,240              --            20,000            5,250
    Vice President,                      2000            132,240              --                --            5,000
    Business Development                 1999            132,240              --                --            5,000

Alfonso Del Toro                         2001            120,000              --            20,000            5,250
    Vice President,                      2000            120,000              --            25,000            5,000
    Manufacturing                        1999            120,000              --                --            5,000

Kevin McCulloh                           2001            108,000              --            20,000            5,250
     Vice President,                     2000            100,032              --            15,000            2,501
     Engineering                         1999             75,024              --            10,000               --

(1) Annual bonus amounts are earned, accrued and paid during the fiscal years included.

(2) These amounts consist of contributions by the Company in 2001, 2000 and 1999 to the CHAD Therapeutics, Inc. Employee Savings and Retirement Plan.

(3) Voluntarily agreed to reduce base salary by 20% on December 1, 1998 and 18% on April 1, 2000.

(4) Voluntarily agreed to reduce base salary by 20% on December 1, 1998 and 8% on April 1, 2000. Option Grants for the Year Ended March 31, 2001

                                                                                                     POTENTIAL REALIZED VALUE
                                         % OF TOTAL                                                   AT ASSUMED ANNUAL RATES
                                           OPTIONS                                                  OF STOCK PRICE APPRECIATION
                           OPTIONS       GRANTED TO         EXERCISE                                    FOR OPTION TERM (4)
                         GRANTED (#)      EMPLOYEES       PRICE ($) PER                             ---------------------------
NAME                        (1,2)        DURING 2001        SHARE (3)        EXPIRATION DATE           5%                 10%
----                     -----------     -----------      -------------     ------------------      ---------            ------
Thomas E. Jones             50,000            20%             1.00          September 14, 2010        31,000             80,000
Earl L. Yager               50,000            20%             1.00          September 14, 2010        31,000             80,000
Oscar J. Sanchez            20,000             8%             1.00          September 14, 2010        13,000             32,000
Alfonso Del Toro            20,000             8%             1.00          September 14, 2010        13,000             32,000
Kevin McCulloh              20,000             8%             1.00          September 14, 2010        13,000             32,000

(1) These options vest in annual cumulative 50% installments, with the first installment vesting on the first anniversary of the date of the grant.

(2) Under the terms of the Company's stock option plan, the Stock Option Committee retains discretion, subject to plan limits, to modify the terms of the outstanding options.

(3) The exercise price and tax withholding obligations related to exercise may be paid by delivery of already owned shares, subject to certain conditions.

(4) These amounts represent certain assumed rates of appreciation only. Actual gains, if any, on stock option exercises are dependent on the future performance of the common stock, overall stock conditions, as well as the optionholder's continued employment through the vesting period. The amounts reflected in this table may not necessarily be achieved.

AGGREGATED OPTION EXERCISES IN LAST FISCAL AND OPTION VALUES AT MARCH 31, 2001

                                                                                                     VALUE OF UNEXERCISED
                                                                         NUMBER OF SECURITIES        IN-THE-MONEY OPTIONS
                                SHARES                                  UNDERLYING UNEXERCISED         AT MARCH 31, 2001
                              ACQUIRED ON                              OPTIONS AT MARCH 31, 2001          EXERCISABLE
NAME                          EXERCISE (#)       VALUE REALIZED ($)    EXERCISABLE/UNEXERCISABLE       UNEXERCISABLE ($)
----                          ------------       ------------------    -------------------------     ---------------------
Thomas E. Jones                   -0-                    -0-                92,779 / 135,000            52,000 / 90,000
Earl L. Yager                     -0-                    -0-                87,907 /  82,000            41,000 / 74,000
Oscar J. Sanchez                  -0-                    -0-                33,418 /  20,000            61,250 / 20,000
Alfonso Del Toro                  -0-                    -0-                12,500 /  32,500            11,000 / 31,000
Kevin McCulloh                    -0-                    -0-                 7,000 /  38,000            11,000 / 46,500

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

        None of the members of the Compensation Committee are or formerly were officers or employees of the Company or had any relationship requiring disclosure under Item 404 of Regulation S-K. Furthermore, none of the executive officers of the Company served as a member of the Board of Directors, Compensation Committee or committee performing equivalent functions of any other company.

EMPLOYMENT AGREEMENT

        Effective April 1, 1998, the Company and Thomas E. Jones entered into an employment agreement pursuant to which the Company employs Mr. Jones as Chief Executive Officer and Vice Chairman of the Board of Directors (the "Employment Agreement"). The Employment Agreement provides a base salary of $250,000 per year, which amount is subject to annual review by the Board of Directors. In addition, Mr. Jones is eligible to receive a bonus in an amount to be determined by the Board of Directors. In order to assist Mr. Jones with his relocation to Southern California, the Company has agreed to reimburse Mr. Jones for certain expenses not to exceed $2,300 a month during the first 24 months of Mr. Jones' employment. Beginning April 1, 2000, the time frame was extended indefinitely and the reimbursement was reduced to $1,800 per month. Mr. Jones is entitled to participate in all stock option, severance and benefit plans adopted by the Company.

        The Employment Agreement does not have a specific term. The Employment Agreement may be terminated at any time by the Company, with or without cause, and may be terminated by Mr. Jones upon 90 days' notice. If Mr. Jones resigns or is terminated for cause (as defined in the Employment Agreement), he is entitled to receive only his base salary and accrued vacation through the effective date of his resignation or termination. If Mr. Jones is terminated without cause after March 31, 2000, he is entitled to receive a severance benefit in accordance with the Company's Severance and Change of Control Plan (the "Plan") or, if such Plan is not applicable, a severance benefit equal to 200% of his salary and incentive bonus for the prior fiscal year. A description of the Plan is set forth below.

        In connection with his employment, Mr. Jones was granted options to acquire 90,000 shares at $9.75 per share. The options vest over 5 years; however, all outstanding options will accelerate and become immediately exercisable upon a Change of Control or Ownership Change as defined in the Plan.

SEVERANCE AND CHANGE OF CONTROL PLAN

        The Company has adopted a Severance and Change of Control Plan pursuant to which 12 of the Company's officers, including each of the named executive officers, have entered into Severance and Change of Control Agreements with the Company (the "Severance Agreements"). The Severance Agreements provide that each named executive officer is entitled to a lump sum severance benefit equal to 200% of his aggregate compensation for the prior calendar year (the amounts vary for other officers) if the officer is terminated without cause (as defined in the Severance Agreements) and not offered a comparable position within 60 days or if the executive suffers a change in duties, in either case, within 24 months of a Change of Control or Ownership Change of the Company (as defined in the Severance Agreements). If any payment due a named executive officer pursuant to the Severance Agreements would be deemed an excess parachute payment under
Section 280G of the Internal Revenue Code, then the Company may reduce such payment to the extent necessary to avoid all taxes and penalties under Section 280G. Separately, the Company provided for accelerated vesting of all outstanding options upon a Change of Control or Ownership Change of the Company.

        A change in duties is defined in the Severance Agreements to include, among other things, an involuntary reduction in authority, any reduction in annual salary, a reduction of 10% or more in aggregate compensation or re-location to a site more than 50 miles from the executive's principal place of employment.

        A Change of Control or Ownership Change shall be deemed to have occurred if (i) as a result of a tender offer or sale of stock any person acquires 20% or more of the Company's Common Stock, (ii) the Company merges into another corporation or, as a result of a merger, shareholders of the Company own less than 70% of the voting stock of the surviving entity, (iii) more than one third of the Company's directors are replaced during any 12-month period by directors who were not endorsed by a majority of the Board, (iv) the Company is dissolved or sells substantially all of its assets, or (v) any other event occurs which the Board of Directors deems to constitute an Ownership Change.

RETIREMENT AGREEMENT

        On March 22, 1999, the Compensation Committee approved the payment of a retirement benefit of $75,000 per year for the ensuing four years to Charles R. Adams, the Company's founder and former Chairman and Chief Executive Officer.


                      REPORT OF THE COMPENSATION COMMITTEE

        All members of the Compensation Committee are independent, non-employee directors. The Compensation Committee is responsible for reviewing the Company's compensation policies and making recommendations to the Board with respect to executive compensation. In addition, the Company formerly had a Stock Option Committee, comprised entirely of independent non-employee directors, which was responsible for administering the Company's Stock Option Plan. These duties have now been assumed by the Compensation Committee.

        The Company's compensation policies are designed to:

        - Attract and retain well-qualified executives who are willing to work in a small, growing company;

        - Create a performance-oriented environment which recognizes both annual and long-term results;

        - Strengthen the identification of executive officers with shareholder interests; and

        -       Reward long-term commitment to the Company.

        Compensation of the Company's executive officers is composed primarily of salary, bonuses and stock options.

1. SALARIES - Salaries for executive officers are established with a view toward maintaining the Company's competitive ability to retain well-qualified executive officers. The Committee reviews executive pay statistics compiled by the Health Industry Manufacturers Association ("HIMA"). It generally seeks to fix executive salaries at or near the midpoint for positions of comparable responsibility in companies of comparable size in the HIMA study. Salaries are reviewed annually by the Compensation Committee which consults with the Chief Executive Officer on the appropriate salary levels for each of the executive officers. Salary levels are generally increased as executives assume new or expanded responsibilities.

2. BONUSES - The Company does not have a formal incentive bonus plan with fixed performance standards. The Compensation Committee annually reviews executive performance to determine if bonuses would be appropriate. Payment of bonuses is entirely discretionary and bonuses have generally not exceeded 20% of base compensation. Cash bonuses are the Company's primary means for rewarding superior performance during the immediate past year. The Compensation Committee's standards for determining bonus amounts are subjective and are not governed by any specific, quantitative criteria. The Compensation Committee confers with the Chief Executive Officer regarding the contribution which each executive officer made to the Company's performance during the previous year in order to determine if bonuses should be paid and, if so, the appropriate amount of bonus to be paid. Factors considered in the award of bonuses include (in order of importance) - profitability, growth in profits, growth in sales, improved gross profit margins and achievement of goals which enhance the Company's opportunities for future growth. The Compensation Committee does not accord any specific numerical weight to these factors. No bonuses were paid for the year ended March 31, 2001.

3. STOCK OPTIONS - Stock Options are intended to strengthen the identification of executive officers with the interests of the Company's shareholders. Stock options are used by the Stock Option Committee as a form of long-term incentive compensation and not as remuneration for the past year's services. The Stock Option Committee grants options and fixes their terms subject to the provisions of the Company's stock option plan adopted on September 20, 1994. There are no fixed performance criteria that govern the grant of stock options. The Stock Option Committee's standards for determining the number of options granted are subjective. The Stock Option Committee confers with the Chief Executive Officer regarding the contribution which each executive officer made to the Company's performance during previous years and likely future contributions in order to determine if stock options should be granted and, if so, the appropriate amount of options to be granted. The Stock Option Committee generally grants options as a reward for sustained superior performance reflected in the Company's operating results as well as to reward long-term commitment to the Company. Stock option grants are generally structured to provide executives with an incentive to continue with the Company. In this regard, consideration is given to the number of options held by an officer, their exercise price and vesting dates. All options granted have an option price not less than the fair market value of the stock on the date of the grant, generally vest over period of two to five years and only attain a value if the price of the stock increases.

BASIS FOR COMPENSATION OF THE CEO

        During the fiscal year ending March 31, 2001, Thomas E. Jones received total annual compensation of $204,000. Mr. Jones was entitled to an annual base salary of $250,000 pursuant to the terms of his employment agreement with the Company. However, Mr. Jones took a voluntary reduction of 18% from his base salary in view of the Company's financial performance. The Compensation Committee noted this action on the part of Mr. Jones and, partly as a result thereof, determined to award Mr. Jones with a stock option grant of 50,000 options exercisable at $1.00 per share (the market price on the date of grant). Mr. Jones did not receive any cash bonus for fiscal 2001 and the Compensation Committee has not proposed any increase in his current compensation arrangements. However, the Compensation Committee will continue to review Mr. Jones' efforts to improve the operating performance of the Company and, to the extent he succeeds in these efforts, will consider appropriate recognition of his contributions.

                                       Compensation Committee

                                       John Boyd (Chairman)
                                       Philip Wolfstein
                                       James M. Brophy

                     COMPARE 5-YEAR CUMULATIVE TOTAL RETURN
                  AMONG CHAD THERAPEUTICS, MEDIA GENERAL INDEX
                               AND SIC CODE INDEX

                              [PERFORMANCE GRAPH]


                                                           FISCAL YEAR ENDING
COMPANY/INDEX/MARKET                3/29/1996  3/31/1997  3/31/1998  3/31/1999  3/31/2000  3/31/2001
Chad Therapeutics                     100.00      80.72      56.60      16.70      12.99       7.42
Surgical & Medical Instruments        100.00     102.03     140.76     166.86     153.38     168.53
Media General Index                   100.00     115.67     169.21     187.34     231.87     172.49

ASSUMES $100 INVESTED ON
     APRIL 1, 1996

ASSUMES DIVIDEND REINVESTED
    FISCAL YEAR ENDING
      MARCH 31, 2001

The broad market index chosen was Media General Composite. The Industry Index chosen was SIC code 3841, Surgical and Medical Instruments & Apparatus. The current composition of the index is as follows:

ADVANCED NEUROMO SYSTEMS.
AKSYS LTD.
ALARIS MEDICAL INC.
AMPERSAND MEDICAL CORP.
ANGEION CORP.
APPLIED IMAGING CORP.
ARROW INTERNATIONAL INC.
ATRION CORPORATION
BAXTER INTERNATIONAL INC.
BECTON, DICKINSON & CO.
BIO-PLEXUS INC.
BIOJECT MEDICAL TECH
BIONX INMPLANTS INC.
BOSTON SCIENTIFIC CORP.
BOVIE MEDICAL
C.R. BARD INC.
CARESIDE INC,.
CLOSURE MEDICAL CORP.
COHESION TECHNOLOGIES
COLORMAX TECHNOLOGIES
CONCEPTUS INC.
CPC OF AMERICA
CRYO-CELL INTERNAT INC.
DIASYS CORP.
EP MEDSYSTEMS INC.
EYE DYNAMICS
FOCAL INC.
FRESENIUS MED CARE AG
FUSION MEDICAL TECH
GENETRONICS BIOMEDICAL
GENZYME SURGCL PRD. DIV.
GISH BIOMEDICAL INC.
GPN NETWORK INC.
GUIDANT CORP.
HAEMONETICS CORP.
HEARTPORT INC.
HEARX LTD.
HEMASURE INC.
HYPERTENSION DIAGNOSITCS
I-FLOW CORP.
ICU MDEICAL INC.
IMPLANT SCIENCES CORP.
INTEGRATED SURGICAL SYST.
KENSEY NASH CORP.
LIFEPOINT INC.
MED-DESIGN CORP
MEDAMICUS INC.
MEDI-JECT CORPORATION
MEDICAL DYNAMICS INC.
MEDICAL TECHN. SYS.
MEDISCIENCE TECH
MEDWAVE INC.
MERIDIAN MEDICAL TECH
MERIT MEDICAL SYSTEMS
MICRO THERAPEUTICS INC.
MINNTECH CORP.
NMT MEDICAL INC.
NOVACON
NOVAMETRIX MEDICAL SYSTEM
OPHTHALMIC IMAGING SYSTEM
OPTICAL SENSORS INC.
ORTHOLOGIC CORP.
ORTHOVITA INC.
OXBORO MEDICAL INC.
PARADIGM MEDICAL IND.
RADIANCE MEDICAL SYSTEMS
REPRO MED SYSTEM
RESMED INC.
ROCHESTER MEDICAL CORP.
SALIVA DIAGNOSTIC
SEPRAGEN-A
SOMNUS MEDICAL TECHS INC.
SONOSITE INC.
SPECILIZED HEALTH PRODS.
STRATEGIC DIAGNOSTICS
STRYKER CORP.
SURGIDYNE INC.
SWISSRAY INTERNATIONAL
SYBRON DENTAL SPCLTS.
THORATEC CORP.
TRANSPIRATOR TECH
UNIVEC
UROMED CORP.
UROPLASTY
UTAH MEDICAL PRODUCTS
VASCULAR SOLUTIONS INC.
VASOGEN INC.
VENTANA MEDICAL SYSTEMS
VIDAMED INC.
VITAL SIGNS INC.
VUVUS INC.
W.R. GRACE & CO.
WORLD DIAGNOSITCS INC.

                             AUDIT COMMITTEE REPORT

        On behalf of the Board of Directors, the Audit Committee monitors the Company's financial reporting processes and internal controls, as well as the Company's relationship with its independent accountants and the performance of such accountants. All of the members of the Audit committee are independent directors and the Chairman of the Audit Committee has been a Certified Public Accountant. The Board of Directors has adopted a charter for the Audit committee, which is attached to this Proxy Statement as Appendix A.

        Management has the primary responsibility for preparation of the Company's financial reports, the Company's financial reporting systems and its internal controls. The Audit Committee is not intended to supersede in any respect management's responsibilities in this regard. Management has represented to the Audit Committee that the Company's financial statements were prepared in accordance with generally accepted accounting principles and the Audit Committee has reviewed and discussed such financial statements with management and with the Company's independent accountants. The Audit Committee has also discussed with the independent accountants their evaluation of the Company's financial reporting systems and internal controls, their plan of audit for fiscal 2002, the application of new accounting principles to the Company's financial statements and other matters required to be communicated to the Committee by the independent accountants pursuant to standards established by the American Institute of Certified Public Accountants.

        The Audit Committee has received from the independent accountants a letter addressing matters which might bear on the independence of the accountants. The Audit Committee has discussed independence issues with the accountants and has reviewed their fees and scope of services rendered to the Company. The Audit Committee has discussed the performance of the independent accountants with the Company's management.

        In reliance on the foregoing, the Audit Committee has recommended to the Board of Directors the inclusion of the audited financial statements in the Company's Annual Report on Form 10-K for the year ended March 31, 2001.

                                       David L. Cutter, Chairman
                                       Norman Cooper
                                       Philip Wolfstein


                              INDEPENDENT AUDITORS

        The Board of Directors has appointed, subject to ratification by the shareholders, KPMG LLP as independent auditors for the fiscal year commencing April 1, 2001. A representative of KPMG LLP is expected to attend the Meeting to make any statements he may desire and respond to shareholders' questions.

        KPMG's fees for our 2001 annual audit and review of interim financial statements were $71,000. KPMG did not render any professional services to the Company during fiscal 2001 with respect to the design and implementation of financial information systems. KPMG's fees for all other services rendered to the Company during fiscal 2001 were $7,500. Such services consisted of preparation of the Company's income tax returns.

THE BOARD OF DIRECTORS RECOMMENDS RATIFICATION OF THE APPOINTMENT OF KPMG LLP.


                  DATE FOR SUBMISSION OF SHAREHOLDER PROPOSALS
                            FOR 2002 ANNUAL MEETING

        Any proposal, relating to a proper subject, which a shareholder may intend to present for action at the Annual Meeting of Shareholders to be held in September 2002, and which such shareholders may wish to have included in the proxy materials for such, in accordance with the provisions of Rule 14a-8 promulgated under the Securities Exchange Act of 1934, must be received in proper form by the Secretary of the Company at 21622 Plummer Street, Chatsworth, California 91311, not later than March 15, 2002. It is suggested that any such proposal be submitted by certified mail, return receipt requested.

                             OTHER PROPOSED ACTION

        The Meeting is called for the purposes set forth in the notice thereof accompanying this Proxy Statement. Management is not aware of any matters to come before the Meeting other than those stated in this Proxy Statement. However, inasmuch as matters of which management is not now aware may come before the Meeting or any adjournment thereof, the Proxies confer discretionary authority with respect to acting thereon, and the person named in such Proxies intends to vote, act and consent in accordance with his best judgment with respect thereto.


                        PERSONS MAKING THE SOLICITATION

        The accompanying proxy is solicited by the Board of Directors of the Company. The Company will pay all expenses of the preparation, printing and mailing to the shareholders of the enclosed proxy, accompanying notice and Proxy Statement.

                                   APPENDIX A
                AUDIT COMMITTEE OF THE BOARD OF DIRECTORS CHARTER

I.      PURPOSE

        The primary function of the Audit Committee is to assist the Board of Directors in fulfilling its oversight responsibilities by reviewing: the financial reports and other financial information provided by the Corporation to any governmental body or the public; the Corporation's systems of internal controls regarding finance, accounting, legal compliance and ethics that senior management and the Board have established; and the Corporation's auditing, accounting and financial reporting processes generally. The Audit Committee's primary duties and responsibilities are to:

                Serve as an independent and objective party to monitor the Corporation's financial reporting process and internal control system.

                Review and appraise the audit efforts of the Corporation's independent accountants and internal auditing activities.

                Provide an open avenue of communication among the independent accountants, financial and senior management, the internal auditing department, and the Board of Directors.

        The Audit Committee will primarily fulfill these responsibilities by carrying out the activities enumerated in Section IV of this Charter.

II.     COMPOSITION

        The Audit Committee shall be comprised of three or more directors as determined by the Board, each of whom shall be an independent director and free from any relationship that, in the opinion of the Board, would interfere with the exercise of his or her independent judgment as a member of the Committee. All members of the Committee shall have a working familiarity with basic finance and accounting practices, and at least one member of the Committee shall have accounting or related financial management expertise. Committee members may enhance their familiarity with finance and accounting by participating in educational programs at the expense of the Corporation. The members of the Committee shall be appointed by the Board at the annual organizational meeting of the Board or until their successors shall be duly elected and qualified. The Chair shall be appointed by the full Board.

III.    MEETINGS

        The Committee shall meet at least four times annually, or more frequently as circumstances dictate. As part of its job to foster open communication, the Committee should meet at least annually with senior management, the CEO, the CFO, and the independent accountants in separate executive sessions to discuss any matters that the Committee or each of these groups believe should be discussed privately. In addition, the Committee or at least its Chair or his designee should confer with the independent accountants and senior management quarterly to review the Corporation's financials consistent with IV.3. below.

IV.     RESPONSIBILITIES AND DUTIES

        To fulfill its responsibilities and duties the Audit Committee shall:

        DOCUMENTS/REPORTS REVIEW

        1. Review and update this Charter periodically, as conditions dictate.

        2. Review the organization's annual financial statements and any reports or other financial information submitted to any governmental body, or the public, including any certification, report, opinion, or review rendered by the independent accountants.

        3. Review, with financial management and the independent accountants, the 10-Q prior to its filing or prior to the release of earnings. The Chair of the Committee or his designee may represent the entire Committee for purposes of this review.

        INDEPENDENT ACCOUNTANTS

        4. Recommend to the Board of Directors the selection of the independent accountants, considering independence and effectiveness and approve the fees and other compensation to be paid to the independent accountants. On an annual basis, the Committee should review and discuss with the accountants all significant relationships the accountants have with the Corporation to determine the accountants' independence.

        5. Review the performance of the independent accountants and approve any proposed discharge of the independent accountants when circumstances warrant.

        6. Periodically consult with the independent accountants, out of the presence of senior management, about internal controls, the capabilities of the Corporation's finance and internal audit staff, cooperation of the Corporation with the independent accountants, the accounting principles used by the Corporation, and the reliability of the organization's financial statements.

        FINANCIAL REPORTING PROCESSES

        7. In consultation with the independent accountants and the internal auditors, review the integrity of the organization's financial reporting processes, both internal and external.

        8. Consider the independent accountants' judgments about the quality and appropriateness of the Corporation's accounting principles as applied in its financial reporting.

        9. Consider and approve, if appropriate, major changes to the Corporation's auditing and accounting principles and practices as suggested by the independent accountants, senior management, or the internal auditing department.

        PROCESS IMPROVEMENT

        10. Establish regular and separate systems of reporting to the Audit Committee by each of senior management, the independent accountants, the CEO and the CFO regarding any significant judgments made in senior management's preparation of the financial statements and the view of each as to appropriateness of such judgments.

        11. Following the completion of the annual audit, review separately with each of senior management and the independent accountants any significant difficulties encountered during the course of the audit, including any restrictions on the scope of the work or access to required information.

        12. Review any significant disagreement among senior management and the independent accountants in connection with the preparation of the financial statements.

        13. Review with the independent accountants and senior management the extent to which changes or improvements in financial or accounting practices, as approved by the Audit Committee, have been implemented. (This review should be conducted at an appropriate time subsequent to implementation of changes or improvements, as decided by the Committee.)

        ETHICAL AND LEGAL COMPLIANCE

        14. Review, with the organization's counsel, any legal matter that could have a significant impact on the organization's financial statements.

        15. Perform any other activities consistent with this Charter, the Corporation's By-laws and governing law, as the Committee or the Board deems necessary or appropriate.

                        PLEASE DATE, SIGN AND MAIL YOUR
                      PROXY CARD BACK AS SOON AS POSSIBLE!

                         ANNUAL MEETING OF SHAREHOLDERS
                            CHAD THERAPEUTICS, INC.

                               SEPTEMBER 12, 2001


                Please Detach and Mail in the Envelope Provided
--------------------------------------------------------------------------------

A [X]   Please mark your
        votes as in this
        example.

                 FOR ALL
                 NOMINEES  WITHHELD                                                                          FOR   AGAINST  ABSTAIN
1. Election of                       Nominees: David L. Cutter    2. Proposal to ratify the appointment
   Directors.      [ ]       [ ]               Philip Wolfstein      of KPMG LLP as independent Certified    [ ]     [ ]      [ ]
                                               James M. Brophy       Accountants and Auditors.

For, except vote withheld from the following                      PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY
nominee(s):                                                       CARD PROMPTLY USING THE ENCLOSED ENVELOPE

____________________________________________


SIGNATURE_____________________________________________________ DATE_____________

Note: Please sign exactly as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

--------------------------------------------------------------------------------

                            CHAD THERAPEUTICS, INC.

          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

        The undersigned hereby appoints Thomas E. Jones and Earl L. Yager, and either of them, as Proxyholders, with the power of substitution, and hereby authorizes them to represent and vote, as designated on the reverse, all the shares of voting capital stock of Chad Therapeutics, Inc. held of record by the undersigned at the close of business on July 16, 2001 (and in the case of item 1 to cumulate and allocate said votes for directors in his discretion), at the Annual Meeting of Shareholders to be held on September 12, 2001, and at any and all adjournment(s) thereof.

        The shares represented by this Proxy, when properly executed, will be voted in the manner directed herein by the undersigned shareholder. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR ALL THE NOMINEES FOR DIRECTOR AND FOR APPROVAL OF PROPOSAL 2.

        In their discretion the proxyholders are authorized to vote upon such other business as may properly come before the meeting.

                         (TO BE SIGNED ON REVERSE SIDE)

                                                                     -----------
                                                                     SEE REVERSE
                                                                        SIDE
                                                                     -----------